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                                                                    Exhibit 99.3

                                   LAW OFFICES
                            NEAL, GERBER & EISENBERG
                            TWO NORTH LA SALLE STREET
                          CHICAGO, ILLINOIS 60602-3801
                                 (312) 269-8000

                                 www.ngelaw.com



DAVID S. STONE                                              FAX:  (312) 269-1747
(312) 269-8411                                                 DSTONE@NGELAW.COM

                                  March 3, 2003

VIA FACSIMILE AND FEDERAL EXPRESS
---------------------------------

CONFIDENTIAL
------------

Insight Venture Management, LLC
Attention:  Jeff Horing
680 Fifth Avenue
8th Floor
New York, NY 10019

         Re: Click Commerce, Inc.

Dear Jeff:

     I am in receipt of your letter dated February 24, 2002 (the "Letter") regarding a proposed acquisition of certain assets and liabilities of Click Commerce, Inc. (the "Company") by Insight Venture Management, LLC ("Insight"). The Company's Board of Directors met on Wednesday, February 26, 2003 and reviewed the proposal set forth in the Letter. As you know, the Board of Directors determined in November, 2002, after exploring its strategic alternatives, to focus for the next several quarters on reducing the operating losses of the business and developing new business opportunities. After reviewing the proposed offer and Letter, I have been directed by the Board of Directors to inform you that the Board of Directors has determined that the proposed offer, which is not significantly different from your prior offer which was rejected, is also inadequate. Specifically, the offer is inadequate in several regards, including, without limitation, that in the judgment of the Board of Directors, the proposed offer (1) does not reflect the Company's view of the value of its business on a going concern basis, (2) is presented in a structure that does not provide a fixed price to stockholders and allocates considerable risk and expense to the Company and its stockholders, and (3) contains other terms and conditions that are not acceptable.



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NEAL, GERBER & EISENBERG
March 3, 2003
Page 2


     As you know, we have been attempting, without success, to set up a meeting with you to discuss your offer. Although the Company is no longer reviewing strategic alternatives, representatives of the Company's Board of Directors are willing to talk with you at a mutually agreeable time. Please contact me if you wish to arrange such a meeting.

                                               Very truly yours,

                                               /s/ David S. Stone
                                               David S. Stone

DSS:JEM

cc:      Michael W. Ferro, Jr.